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                                                Filed by Western Resources, Inc.
                           Pursuant to Rule 425 under the Securities Act of 1933

                                        Subject Company: Western Resources, Inc.
                                                    Commission File No. 001-3523


     On March 29, 2000, Western Resources, Inc., a Kansas corporation, issued the following:

     Exhibit No.

     (a)    Press release

     (b)    Script for Year-End Analyst Conference Call

     (c)    Investor Presentation